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[CLIENTLOGIC LOGO]                                               EXHIBIT 10.30





June 23, 1999
Revised July 6, 1999


Mr. Jeff Michel
5616 Pecan Spring Court
Dallas, TX 75252


Dear Jeff:


On behalf of myself and the 3,500 associates at ClientLogic, I want to welcome you to our company. It is our hope that you will find your experience with us both professionally rewarding and personally enjoyable.


ClientLogic is the world's leading outsourcing provider of customer management solutions for the Fortune 2000. Our mission is to make it easier for our clients to acquire, service, support and retain their customers. We believe you can make a significant contribution towards achieving our goals.

To confirm the terms of your employment, I would like to reiterate the details of our verbal offer to you:

1. Position:               Chief Technology Officer

2. Reports to:             Mark Briggs, President & Chief Executive Officer

3. Start Date:             July 6, 1999

4. Status:                 exempt, full-time

5. Salary:                 $225,000.00 per year, paid on a bi-weekly basis

6. Bonus:                  Up to $100,000.00 per year, based on meeting EBITDA
                           and Focus 99 Objectives
                           $50,000 upon relocation to Nashville

7. Relocation:             To Nashville, TN; Relocation Cap is $70,000.00
                           (acknowledgment below)

8. Stock Options:

       We have proposed 220,000 qualified stock options in your name (vested 25% per year over a four year period). ClientLogic has designed this right of ownership as another incentive for our continued long-term relationship. this benefit is pending approval by the Options Committee and Board of Directors for issuance. This issuance of stock options is offered at the going rate per share at the time of approval. Pending approval, the stock option agreement will be forthcoming.
       You will be considered for additional stock option grants on an annual basis.

9. Severance Clause

       ClientLogic may terminate your employment hereunder without "cause". If employment is terminated without cause, the Company shall continue to pay your base salary and provide all benefits that are being received by you at the time of your termination for a period of six
       (6) months from your termination date.

10. Associate Agreement

        You are required to sign the enclosed confidentiality agreement and return it to ClientLogic prior to your start date.




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[CLIENTLOGIC - LOGO]



Associate Benefits:

          Our comprehensive fringe benefits are effective the first of the month following two months of employment. Our plans are designed on a cost-shared basis and give you choices depending on your personal situation. An overview of our benefit package is outlined below.

          MEDICAL INSURANCE - ClientLogic contributes toward the premium for health care coverage. Associates who choose to participate in the company's health insurance plan will also be asked to contribute toward the monthly premium.

          DENTAL INSURANCE - ClientLogic will make a contribution toward the premium and associates will be asked to contribute toward the premium difference.

          ASSOCIATE LIFE INSURANCE / ACCIDENTAL DEATH & DISMEMBERMENT (AD&D)- The company pays for a term life insurance policy equivalent to one times your annual base compensation up to a maximum of $100,000. The AD&D policy allows for an additional one times your annual base compensation.

          401K PLAN - This voluntary plan provides a CLIENTLOGIC company match of 25% up to 4% of the associate's contribution. Each associate is eligible the first of the quarter after 12 months of employment. The maximum associate contribution is 15% (up to the Federal allowable maximum) of total compensation.

          LONG TERM DISABILITY POLICY - CLIENTLOGIC pays for a long term disability policy for all of our associates. This benefit compensates a disabled associate after 180 days of disability. This program is in addition to the short-term disability program that is cost shared with the associate.

          SUPPLEMENTARY DISABILITY PAY - This program supplements your short term disability policy to afford you 80% of your regular compensation for eight weeks after a one week waiting period, plus one (1) additional week for every year of service on or after an associate's three year anniversary not to exceed twelve (12) weeks.

          VACATIONS - CLIENTLOGIC believes in rewarding an associate for long term commitment and has set up a progressive vacation schedule as outlined in our associate handbook.

All benefits outlined herein are governed by the specific plan description or applicable program parameters.

We also offer a variety of company sponsored benefits which are described in the Company Associate Handbook which will be available to you on the company Intranet.

Jeff, we believe this offer is comprehensive and recognizes your considerable skills, knowledge and abilities. We are confident that you will find ClientLogic to be a company where you can prosper, grow and make a significant contribution to the overall success and future of the organization. The ClientLogic team is looking forward to a meaningful working relationship with you.

Should you have any questions regarding any information contained in this offer letter, please feel free to contact me at (716) 871-2140.

Sincerely,




/s/ MARK BRIGGS

Mark Briggs
President and CEO
ClientLogic


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[CLIENTLOGIC LOGO]


A reply to this offer must be received by ClientLogic prior to your start date.

I am accepting this offer of employment from ClientLogic and agree to the terms and conditions as outlined herein.




/s/ JEFF MICHEL                     7-7-99
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Jeff Michel                         Date






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